NORTHERN LIGHTS VARIABLE TRUST

MASTER DISTRIBUTION PLAN

PURSUANT TO RULE 12b-1

(as amended March 23, 2011)

WHEREAS, Northern Lights Variable Trust, a Delaware business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Qualified Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Portfolio listed on Schedule A hereto (each, a “Fund”).

NOW THEREFORE, the Trust hereby adopts this Plan for the Shares of the Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.

Distribution and Shareholder Service Activities.  Subject to the supervision of the Trustees of the Trust, the Fund may, directly or indirectly, engage in any activities related to the distribution of Shares of the Fund and/or provide shareholder services, which activities may include, but are not limited to, the following:  (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders, or that render shareholder support services not otherwise provided by the Fund’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c)  expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing  marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan.  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares, either directly or through an underwriter or other persons with which the Trust has entered into agreements related to this Plan.

2.

Maximum Expenditures.

The expenditures to be made by the Trust pursuant to Section 1 of this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rates indicated in Schedule A hereto, of the average daily net asset value of Shares of each Fund or Fund Class listed thereon.  Such payments for distribution activities may be made directly by the Trust, or the Trust's underwriter or investment adviser may incur such expenses and obtain reimbursement from the Trust.

3.

Service Fees.

Payments under this Plan by a Fund may exceed an annual rate of 0.75%, but only if the amounts in excess of 0.75% are attributable to shareholder service fees.  Service fees are fees paid to compensate securities dealers or other financial intermediaries, financial institutions, investment advisors and others that (a) hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request.  These service fees shall be paid in an amount determined by the Trustees, but in no event to exceed an annual rate of 0.25% of the daily net asset of the Shares of those Funds specified on Schedule A hereto.

4.

Term and Termination.

(a)

This Plan shall become effective with respect to the Fund upon:  (i) execution of this Plan; and (ii) the first issuance of Shares of the Fund.

(b)

Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both:  (i) the Trustees of the Trust and; and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(c)

This Plan may be terminated with respect to the Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Shares of the Fund.  If this Plan is terminated with respect to the Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

5.

Amendments.  All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 4(b) hereof.  In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of the Shares of the Fund to which the increase applies.

6.

Selection and Nomination of Trustees.  While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the   Trust shall be committed to the discretion of the Trustees who are not interested persons of the   Trust.

7.

Quarterly Reports.  The Treasurer of the Trust or the underwriter, as applicable shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8.

Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

9.

Limitation of Liability.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon the Trustees, the shareholders of the Trust individually or, with respect to the Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund, respectively.

Northern Lights Variable Trust

Dated: March 23, 2011

By:       _____________________

Andrew Rogers, President

Schedule A

Fund/Class	Maximum Distribution and/or Shareholder Service Fees	Board Approval Date
Changing Parameters	50 basis points	2/19/2007
Dent Strategic Focus	50 basis points	11/15/2007
Arrow DWA Balanced VIT Fund - Class A Shares	25 basis points	12/18/2006
Arrow DWA Balanced VIT Fund - Advisor Shares	100 basis points*	12/18/2006
JNF Equity Portfolio	25 basis points	2/19/2007
JNF Balanced Portfolio	25 basis points	2/19/2007
JNF Money Market Portfolio	25 basis points	3/18/2008
JNF Bond Portfolio	25 basis points	3/18/2008
Adaptive Allocation Portfolio	100 basis points*	3/06/2006
Chariot Absolute Return Currency Portfolio	40 basis points	5/29/2009
TOPSTM Capital Preservation ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Balanced ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Moderate Growth ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Growth ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Aggressive Growth ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Protected Balanced ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Protected Moderate Growth ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
TOPSTM Protected Growth ETF Portfolio – Class 2 Shares	25 basis points	2/23/2011
Avant Tracking Fund – Class 2 Shares	25 basis points	2/23/2011
Astor Long/Short ETF Portfolio – Class 2 Shares	25 basis points	3/23/2011

* Up to 75 basis points for Distribution and an additional 25 basis points for shareholder servicing.